EXHIBIT 3.1

ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION
OF
ALLIQUA, INC.

Alliqua, Inc., a corporation organized and existing under and by virtue of the Florida Business Corporation Act of the State of Florida (the “Corporation”), does hereby certify:

FIRST: The name under which the Corporation was originally incorporated was Zeta Corporation.

SECOND: The date on which the Articles of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Florida is October 21, 1997.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Section 607.0704 of the Florida Business Corporation Act adopted resolutions to amend the first sentence of ARTICLE V of the Articles of Incorporation of the Corporation to read in its entirety as follows:

“The Corporation shall have the authority to issue 2,000,000,000 shares of common stock, par value $.001 per share.”

FOURTH: These Articles of Amendment to Articles of Incorporation was submitted to the shareholders of the Corporation and was duly approved by the required vote of the shareholders of the Corporation in accordance with Section 607.0704 of the Florida Business Corporation Act.

IN WITNESS WHEREOF, Alliqua, Inc. has caused these Articles of Amendment to be signed by its Chief Executive Officer as of September 24, 2013.

By:	/s/ David I. Johnson
David I. Johnson
Chief Executive Officer